Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

October 1, 2007

Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th Floor
New York, NY 10020

Ladies and Gentlemen:

          We have acted as counsel to Sirius Satellite Radio Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, File No. 333-144845 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 1,701,908,350 shares of Common Stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007 (the “Merger Agreement”), between the Company, Vernon Merger Corporation, its wholly-owned subsidiary (“Vernon”) and XM Satellite Radio Holdings Inc. (“XM Radio”), whereby Vernon will merge with and into XM Radio (the “Merger”), with XM Radio thereupon becoming a wholly-owned subsidiary of the Company.

          We have examined the Registration Statement, the Merger Agreement and a form of the share certificate, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

          In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (1) the stockholders of the Company have duly approved the amendment to the Company’s certificate of incorporation and the issuance of the Shares, (2) the certificate of merger has been duly filed with the Secretary of State of the State of Delaware and (3) the Shares have been duly issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

          We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

                                /s/ Simpson Thacher & Bartlett LLP

                                          SIMPSON THACHER & BARTLETT LLP